Exhibit 99.1

Moleculin Announces 2023 Year-End Annamycin Clinical Trials Preliminary Data and 2024 Expectations for Multiple Data Readouts and Transition to Pivotal Phase 2B/3

–    MB-106 AML Phase 1B/2 trial (MB-106) preliminary data readout: Reached 67% recruitment

–    MB-106 preliminary results: Intent to Treat CR rate of 40% plus a CR/ CRi rate of 47% (N=15); Dosed Per Protocol CR rate of 46% plus a CR/CRi rate of 54% (N=13)

–    First 1st line AML subject treated and resulted in a CR in MB-106

–    No CR/CRi’s in MB-106 have relapsed to date

–    MB-107 STS Lung Mets Phase 1B/2 trial preliminary data readout: Phase 1B median extended overall survival of 11 months for heavily pre-treated subjects (N=15); Phase 2 data continues to develop

–    100% of Annamycin subjects in multiple studies (N=62) continue to show no signs of cardiotoxicity during study as evidenced by an independent expert’s reports

–    Company provides 2024 business outlook and updates its upcoming milestones

HOUSTON, January 24, 2024 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (Moleculin or the Company), a clinical stage pharmaceutical company with a broad portfolio of drug candidates targeting hard-to-treat tumors and viruses, today announced 2023 year-end Annamycin clinical trials preliminary data and 2024 expectations for multiple data readouts and a transition to pivotal Phase 2B/3 clinical studies. The Company also updated its upcoming milestones.

“Over the course of 2023, we delivered on our promise for a year of important data from our Annamycin clinical development programs. We are well-positioned to continue building upon our encouraging growing body of preliminary clinical data and transition to pivotal Phase 2B/3 clinical trials by year-end 2024. We believe that Annamycin should be positioned as a 2nd line therapy for acute myeloid leukemia or AML, and for the first time ever, should enable a clear majority of patients to benefit from anthracyclines. Anthracyclines continue to represent one of the most important treatments for AML and advanced soft tissue sarcoma,” commented Walter Klemp, Chairman and Chief Executive Officer of Moleculin.

Mr. Klemp continued, “Our progress is accelerating. Last month, we reported strong results from our first 11 patients in our AML clinical trial. Now, just weeks later our evaluable patients have increased to 15 and the results are even stronger. Enrollment continues to be robust, and we expect to announce the completion of enrollment of 2nd line patients by the time we announce financial results at the end of March, if not sooner. We believe that data will present a clear picture of the approvability of Annamycin and will support our discussions with the FDA for developing an accelerated approval pathway as a 2nd line therapy for relapsed and refractory AML, including a pivotal approval clinical trial we expect to begin before the end of 2024. With our recent financing in December 2023, we have extended our runway into the fourth quarter of 2024, as well. We thank our investors and collaborators for their support in 2023 and we look forward to an exciting and prosperous 2024.”

Preliminary 2023 Year-End Annamycin Clinical Trials Data

AML

The Company is currently conducting its Phase 1B/2 clinical trial evaluating Annamycin in combination with Cytarabine (also known as “Ara-C” and for which the combination of Annamycin and Ara-C is referred to as AnnAraC) for the treatment of subjects with AML as both first line therapy and for subjects who are refractory to or relapsed after induction therapy (MB-106). clinicaltrialsregister.eu: EudraCT 2020-005493-10 or clinicaltrials.gov: NCT05319587. The Company has also begun recruiting 1st line subjects into this trial. The Company continues to treat subjects in the Phase 2 portion of the study. Below is a summary of the data to date on this trial which is preliminary and subject to change.

●

Among subjects who had an evaluable post treatment bone marrow biopsy, or who dropped out due to an adverse event (AE), there have been 6 complete responses (CR’s) and 1 complete response with incomplete recovery of platelets and/or neutrophils or 40% CR and 47% CR/CRi’s of the intent to treat (ITT) subjects (N=15) and 46% CR’s and 54% CR/CRi’s of the subjects treated (dosed with Annamycin) (N=13). Two subjects experienced adverse events and were not dosed per protocol with one having an allergic reaction to Annamycin, the first the Company has seen in over 70 subjects dosed in the Company’s multiple Annamycin clinical trials; the second adverse event was due to an allergic reaction to cytarabine. The CR/CRi’s have been spread across 3 different sites in two different countries (Poland and Italy) and 7 out of 9 sites participating in the study have recruited subjects to date.

●

The Company has expanded the study protocol to include a cohort of 1st line subject which should provide data to enable the designing of a potential confirmatory Phase 3 post-approval study, however it does not expect the addition of this cohort to delay its End of Phase 2 (EOP2) Meeting with the FDA, which will focus primarily on securing an accelerated approval pathway for the treatment of 2nd line patients (those who were relapsed from or refractory to a 1st line AML therapy). The first 1st line therapy AML subject for Annamycin was recruited, treated, and upon evaluation it was determined that the treatment resulted in a CR.

●	The first CR subject was treated in February of 2023. The Company has not been notified of any relapses to date, indicating significant durability of the CRs being generated in this study.

There continues to be no evidence of cardiotoxicity as reported by an independent expert’s reports following assessments of ejection fractions, strain analyses, ECGs, and cardiac biomarkers including Troponin-I and T cross all trials (N=62). Most subjects have experienced myelosuppression, febrile neutropenia and/or thrombocytopenia, which are common adverse events with other anthracyclines.

●	Currently, the median age of the 15 intent to treat subjects in MB-106 is 69 years (range of age is 32 to 78 years) with a median number of prior therapies for AML of 1 (range of 0 to 6).

●

The Company has recruited 19 subjects to date with 2 subjects withdrawing from the trial due to adverse events and 4 other subjects not yet having a bone marrow aspirate fully evaluable. The Company may recruit up to 28 subjects in the Phase 1B/2 clinical trial. At the Company’s current rate of recruitment for the study, Moleculin expects to complete recruitment and report topline data in 1H 2024, if not by the end of the first quarter.

STS Lung Mets

On September 21, 2023, Moleculin announced the completion of enrollment in the Phase 2 portion of its U.S. Phase 1B/2 clinical trial evaluating Annamycin as monotherapy for the treatment of soft tissue sarcoma lung metastases (MB-107) clinicaltrials.gov: NCT04887298. All subjects had pulmonary metastasis from soft tissue sarcoma (STS Lung Mets or STS) and at least one prior therapy. There was no limit on how many prior therapies a subject could have prior to entering this study. Most subjects were heavily treated with other therapies prior to entering our trial with our treatment representing the 4th median therapy for all subjects in the Phase 1B and Phase 2 portion of the trial (range of 2 to 12). Below is a summary of the data to date on this trial which is preliminary and subject to change.

●

The Company previously announced the preliminary data from the Phase 1B portion of the study showing median progression free survival (PFS) for 67% of the Phase 1B subjects of over 2 months (N=15) and median overall survival (OS) of 11.3 months. Not including the one subject that withdrew from OS follow-up the median OS increased to 13 months.

●

Additionally, the Company noted that Phase 1B subjects with less than or equal to 2 prior treatments and treated at the recommended Phase 2 dose or lower demonstrated a higher percentage of subjects with PFS of 2 months or greater at 78% (N=9).

●

Of the 17 subjects in the Phase 2 portion of the study, all treatments have ceased, and subjects are being followed for PFS and OS. A majority of subjects remain alive at this time. The Company believes that the data will be similar to or better than the Phase 1B portion of the study and will announce the results once the study has substantively concluded.

2024 Expected Upcoming Milestones

The Company announces the updated expected upcoming milestones for 2024.

Annamycin

●	AML
o	1H 2024: In-depth data review and presentation of topline data on MB-106 clinical trial.
o	1H 2024: MB-106 End of Phase 2 (EOP2) Meeting with the FDA and/or its European equivalent.
o	Mid 2024: Identify next phase of development/pivotal program.
o	Late 2024 into 1H 2025: Initiate pivotal program.

●	STS Lung Mets
o	2H 2024: Final MB-107 data readout.
o	2024: Identify next phase of development/pivotal program.
o	Late 2024 into 1H 2025: Initiate 1st line STS study with an investigator-initiated trial.

Other Drug Candidates

Moleculin is in ongoing discussions with multiple academic institutions in separate programs evaluating WP1066 for the treatment of glioblastomas and/or pediatric brain tumors. The Company expects to finalize agreements with Northwestern University for an investigator-initiated and funded trial in early 2024 (clinicaltrials.gov: NCT05879250).

Expected Upcoming Milestones

●	Report topline results from investigator-initiated Phase 1 study in pediatric brain tumors.
●	Announce results of formulation efforts for intravenous delivery.
●	Expect the commencement of an externally funded investigator-initiated adult clinical trial to be announced in 1H 2024. Seeking investigator-initiated pediatric cancer clinical trial in 2H 2024.

WP1122 was developed as a prodrug of 2 deoxy-D-Glucose (2-DG) to provide a more favorable pharmacological profile and was found to have greater potency than 2-DG monotherapy in preclinical models where tumor cells require higher glycolytic activity than normal cells. WP1122 has also been shown to have a greater antiviral effect than 2-DG against SARS-CoV-2 in MRC-5 cells in culture. The improved pharmacokinetic and pharmacodynamic (PK/PD) profile of WP1122 compared to 2-DG was noted in mice following oral dosing at equimolar (i.e., equivalent levels of 2-DG) doses. WP1122 successfully completed a Phase 1 clinical trial, which established a recommended safe dose for future potential Phase 1B or Phase 2 clinical trials. The WP1122 Portfolio includes numerous analogs, including WP1096, which has demonstrated the potential for broad antiviral capabilities in a wide range of in vitro models including multiple arenaviruses, filoviruses, Zika virus, and HIV. The Company looks forward to the potential for additional externally funded research to confirm such activity.

Expected Upcoming Milestones

●	Report preliminary findings of National Institutes of Health (NIH) funded animal testing of WP1096 in the Tacaribe Arenavirus.
●	Identify investigators interested in initiating a clinical trial to study the safety, pharmacokinetics, and efficacy of oral WP1122 in adult patients with GBM.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a clinical stage pharmaceutical company with a growing pipeline, including Phase 2 clinical programs, for hard-to-treat tumors and viruses. The Company’s lead program, Annamycin is a next-generation anthracycline designed to avoid multidrug resistance mechanisms with little to no cardiotoxicity. Annamycin is currently in development for the treatment of acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers, and WP1220, an analog to WP1066, for the topical treatment of cutaneous T-cell lymphoma. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of COVID-19 and other viruses, as well as cancer indications including brain tumors, pancreatic and other cancers.

For more information about the Company, please visit www.moleculin.com and connect on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the Expected Upcoming Milestones set forth above, the pace of enrollment in Moleculin’s clinical trials, the timing of Moleculin’s ability to report topline data from its studies, the timing of the commencement of investigator-sponsored and/or externally funded clinical trials which are outside the control of Moleculin, and whether the results of Moleculin’s preclinical animal models can be replicated in human trials. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:

JTC Team, LLC

Jenene Thomas

(833) 475-8247

MBRX@jtcir.com